EXHIBIT 10.24
2008 SALES COMMISSION PLAN
1.0 PURPOSE
1.1	The StarTek Sales Commission Plan (herein referred to as “the Plan”) is written to describe the manner in which Participants will be eligible and paid for commission compensation.
2.0 OBJECTIVES
2.1	The Plan is designed to support the following objective:

Generation of revenue at acceptable Customer Margin targets from new clients

2.2	Such programs must be defined by an SOW or an amendment to an SOW, be signed by StarTek and a new client for StarTek during the Plan Period, and generate new revenue for StarTek.
3.0 PLAN EFFECTIVE DATE
3.1	The Plan will be effective January 1, 2008 to December 31, 2008 or until terminated by StarTek (the “Plan Period”). StarTek reserves the right, in its sole discretion, to terminate the Plan at any time.
4.0 ELIGIBILITY
4.1	Eligible Participants include:
•	Director, National Sales

•	Senior Vice President, Sales .
5.0 COMMISSION PAYMENTS
5.1	The Plan rewards Participants by way of commission payments for building revenue at acceptable margins. Commissions will be calculated monthly. Payment will be due in the month following the month in which StarTek invoices its client for the revenue on which the commission is based.

5.2	In the event two or more Participants are otherwise eligible for a commission under this Plan for a particular program, the commission will be split among them in the manner determined by the CEO, at the time the requisite SOW or amendment is signed.
2008 Sales Commission Plan

5.3	Commissions are calculated monthly during the Plan Period for each qualifying SOW or for which the Participant is responsible (each being a ‘Qualifying SOW”). To be a Qualifying SOW, such SOW must:
•	Be signed during the Plan Period by both StarTek and a New Client for StarTek,

•	Be substantially the result of the Participant’s efforts, and

•	Be a source of new revenue for StarTek.
The term “New Client” refers to someone (or its predecessor by merger or otherwise) from whom StarTek has not, either directly or indirectly, earned revenue, as determined by StarTek’s CEO in his discretion. Six months after the signing of the first Qualifying SOW with a New Client, that client ceases to be a New Client. Any SOW signed after this six month period with that client is not a qualifying SOW and therefore no commissions are paid.
5.4	The commission due for a Qualifying SOW for any given month will be calculated by:
Multiplying the net revenue recognized by StarTek for that month from that Qualifying SOW (its “NetRev”)

Times the Participant’s applicable target incentive percentage (the “TIP”) for that month for that Qualifying SOW.
The TIP will depend on the customer margin of that Qualifying SOW and the age of that Qualifying SOW, according to the description in the “Target Incentive Eligibility” for the Participant’s particular position. The starting month of the SOW shall be the first month in which the SOW monthly billing exceeds a minimum threshold. For example, if the customer margin of a particular Qualifying SOW is Y% and the starting month occurred of that Qualifying SOW occurred:
(a)	Within the preceding 12 months, then the TIP for that Qualifying SOW for that month would be the percentage listed in the column labeled “1st Year Following Closure of Qualifying SOW” for the row labeled “X% — Z%” under the heading “Customer Margin % Per Qualifying SOW”;

(b)	Within the preceding 13 to 24 months, then the TIP for that Qualifying SOW for that month would be the percentage listed in the column labeled “2nd Year Following Closure of Qualifying SOW” for the same row; and
a.	Commissions for a Qualifying SOW cannot be earned and will not be paid for more than 24 months.
NetRev for a Qualifying SOW will be the net revenue recognized by StarTek from its client for that Qualifying SOW for the month in question, and will include all necessary and proper deductions for discounts, rebates, returns, credits, penalties, refunds, adjustments for disputed or compromised payments, and the like that are allocable for that month to that Qualifying SOW (a “Qualifying Adjustment”).
2008 Sales Commission Plan

5.5	If the net revenue recognized by StarTek for a particular Qualifying SOW during a given month is not known in time to calculate a commission for payment during the subsequent month, then StarTek will pay the Participant an advance against that commission. The amount of the advance will be an estimate of the commission based on accrued revenue for that Qualifying SOW for that month, and will be subject to true up when the recognized revenue is known.

5.6	Should the revenue on which a commission is paid (an “earlier commission”) become subject to a Qualifying Adjustment, StarTek will recalculate the earlier commission. If the recalculated commission is greater than the earlier commission, StarTek will pay the difference to the Participant at the time of the next, scheduled commission payment. If the recalculated commission is less than the earlier commission, then the Participant will refund the difference to StarTek. StarTek may deduct such refund from commissions that otherwise become due to the Participant in the future. For this purpose, StarTek may deduct up to one-half of the commissions otherwise due to the Participant each month until the difference has been refunded in full. This process may be repeated if a further Qualifying Adjustment occurs, such as but not limited to, the situation in which StarTek subsequently recognizes revenue on a Qualifying SOW that had previously not been recognized due to an earlier Qualifying Adjustment.
6.0. ADDITIONAL PLAN INFORMATION
6.1	Commission compensation under this Plan is fully taxable as earned income, and subject to normal withholding guidelines and applicable taxes and practices.

6.2	Commission compensation under this Plan will be calculated by StarTek in accordance with established Plan criteria and forwarded for approval to the Executive Vice President & Chief Financial Officer and the President & Chief Executive Officer. Either of these officers can designate any Senior Vice President who is not a Participant in this Plan to act as an approver in their absence.

6.3	If a Participant’s employment with StarTek terminates, commission compensation earned by that Participant through the end of the month prior to the date of termination will be calculated and paid promptly when commission amounts are determinable. A Participant’s right to earn commission compensation under this Plan ceases immediately upon termination of employment with StarTek, regardless of the reason for such termination.

6.4	Any recoverable draws or advances of any kind given to a Participant outside of this Plan will be deducted from the Participant’s first commission payment and will continue to be deducted from future commission payments until such draws or advances are repaid in full to StarTek.

6.5	If a dispute arises about who is responsible for a given contract, such responsibility will be determined by the Chief Executive Officer in his sole discretion. If it becomes necessary to split or share commission payments or if unique sales opportunities arise, then determination and authorization for commissions, if any, will be made by the Chief Financial Officer and the Chief Executive Officer.
2008 Sales Commission Plan

6.6	If an extraordinary event contributes to securing a Qualifying SOW or generating an unexpected amount of revenue recognized on a Qualifying SOW, and as a result, the size of commission arising under this Plan would be uncommon or dramatic when considering the contribution of the Participant to securing that Qualifying SOW or generating such revenue, then such commission shall be subject to review and adjustment by the Chief Financial Officer and the Chief Executive Officer. Such adjustment, if applied, will be based in large measure on the actual role of the involved Participant and/or the unusual nature of the event causing the situation.

6.7	If the invoiced revenue on which a commission is paid proves to be materially different from the revenue StarTek actually recognizes, then at StarTek’s option:
(a)	The relevant commissions shall be recalculated, based on the revenue StarTek actually recognized,

(b)	The Participant will promptly refund to StarTek the difference between the commissions previously paid and the recalculated commissions.
The cause for such a material difference may be, by way of example and not limitation, disputed payments, a client withholding payment, or a client being more than 120 days late in payment. If StarTek subsequently receives, within the next 12 months, the disputed, withheld, late, or other payment, then StarTek shall promptly restore to the Participant the amount of the “clawed back” commission attributable to the subsequently recovered revenue.

6.8	StarTek reserves the right, in its sole discretion, to modify, suspend, or eliminate this Plan at any time with or without notice.

6.9	StarTek reserves the right to decide, in its absolute discretion, at any time and from time to time:
(a)	Whether to enter, renew, amend, extend, or terminate any contract, proposed contract, and/or contract negotiation, with any client or prospective client, as well as the terms and conditions under which it will do so, and

(b)	To whom it will assign responsibility for any such contract, proposed contract, and/or contract negotiation, which assignment StarTek may change at any time and from time to time, in its discretion.
If either 6.9(a) or 6.9(b) above occurs, then such decision may affect the amount of a Participant’s commissions under this Plan. .

6.10	Employment with StarTek is “at will” and may be terminated at any time by either the Participant or StarTek with or without notice and for any or no reason, unless the Participant has entered into a written employment agreement with StarTek modifying the “at will” employment relationship. This Plan is not intended to alter the “at will” employment relationship.
2008 Sales Commission Plan

6.11	Neither this Plan nor participation in it shall:
(a)	Affect the “at-will” nature of each Participant’s employment with StarTek,

(b)	Provide any assurance of continued employment with StarTek or participation in the Plan, nor

(c)	Provide any assurance that this Plan or another commission plan will be offered in the future to any Participant.
6.12	StarTek’s SVP-HR shall be responsible for the administration of this Plan and StarTek’s CEO shall have sole authority and discretion to interpret its provisions and applicability.
7.0 RELATED FORM
7.1	Appendix A: Target Incentive Eligibility per Position
APPROVALS:

Susan L. Morse
Senior Vice President, Human Resources

David G. Durham	A. Laurence Jones
Chief Financial Officer	Chief Executive Officer

Employee Name	Date
2008 Sales Commission Plan